Exhibit 99.1

Xodtec Group USA Provides Second and Third Quarter Revenue Guidance

LAS VEGAS, Sept. 16 /PRNewswire-FirstCall/ -- Xodtec Group USA, Inc. (OTC Bulletin Board: XODG - News), leader in energy-saving lighting solutions, providing high performance and cost effective energy-saving LED solutions and traditional lighting products that meet today's energy management requirements announced today that it is providing preliminary revenue guidance for the second and third quarters of the 2009 fiscal year.

Curtis Su, president of Xodtec Group, commented, "Our second quarter results will reflect our successful efforts to distribute our LED Streetlights into the Chinese market. Despite very competitive market conditions, we continue to focus on the extension of foreign trade, improvements to our business and additional investments in our product development. We believe that there is a huge potential market for our LED lighting products in South-East Asia and we've already begun the process of establishing distribution channels and relationships with local LED enterprises, therefore our products are capable of being introduced into these markets very quickly.'

"In addition to the exportation of our LED streetlight products into the Chinese market, which is estimated to have an annual demand of over one million units, we're also aggressively pursuing distribution opportunities for our MR-16 series in Europe and expect sales thereto begin in second quarter. The MR-16 is the most popular LED lighting fixture being used around the world, and because Europe has demonstrated the highest acceptability of this product due to their affinity for "green" products, the European market is a critical component of our marketing strategy."

Looking ahead, the company now expects revenues to be approximately $3.0 million for the second quarter ending August 31, 2009 with a before tax net income around $0.75 million. Revenues forecasts for the third quarter ending November 31, 2009 are expected to be approximately $4.0 million with a net profit of approximately $1.2 million. These estimates are of course based on our ability to execute on our business model, the timely introduction of new products and the development of new sales and distribution channels. "But we remain confident that we can achieve these revenue milestones in the coming months," stated Curtis Su.

About Xodtec Group USA, Inc.: Xodtec, a Nevada corporation, is an Energy-Saving Lighting Solutions Provider based in Taiwan. Xodtec provides high performance and cost-effective energy-saving LED solutions and traditional lighting products for private companies, public facilities, residential communities, factories and households, providing optimal energy-saving solutions that meet today's energy management requirements. Please visit our website http://www.xodtec.com.tw/xodtec/ for detail company information.

Safe Harbor Statement: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

For more information contact:

Hanover Financial Services
Ronald J. Blekicki
PH: 303-494-3617
Info@hanoverfinancialservices.com